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                     February 21, 2023

       Alexey Mashchenkov
       Chief Financial Officer
       QIWI PLC
       Kennedy 12, Kennedy Business Centre
       P.C. 1087
       Nicosia, Cyprus

                                                        Re: QIWI PLC
                                                            Form 20-F for
Fiscal Year Ended December 31, 2021
                                                            Response Dated
December 29, 2022
                                                            File No. 001-35893

       Dear Alexey Mashchenkov:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Pranav Trivedi